Exhibit 99.1

Waitr Holdings Announces Promotion of Adam Price to Chief Operating Officer

LAKE CHARLES, LA, June 12, 2019 — Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr,” “we” or the “Company”) today announced that Adam Price, Chief Logistics Officer, has been promoted to the position of Chief Operating Officer effective June 12, 2019. Joseph Stough, who has been the Company’s President and Chief Operating Officer since 2017, will remain as the Company’s President.

“Adam has been a great addition to the Waitr family and we could not be more pleased to promote him to the position of COO,” said Chris Meaux, founder and Chief Executive Officer of Waitr. “His background in operations and logistics has been and will continue to be a valuable asset to the organization. Since coming on board in February, Adam has already become an invaluable member of our leadership team and has been instrumental in driving efficiencies throughout the business.”

Mr. Price joined Waitr in February of 2019 as Chief Logistics Officer. He most recently spent over five years as Chief Executive Officer of Homer Logistics, a provider of local delivery fulfillment solutions for businesses using logistics technology. From 2007 until 2013, he held various business development and engineering roles at ATA Engineering. Mr. Price holds a B.S. in Aerospace Engineering from the University of California, San Diego.

About Waitr Holdings Inc.

Founded in 2013 and based in Lake Charles, Louisiana, Waitr is a leader in on-demand food ordering and delivery. Waitr, along with recently acquired food delivery company Bite Squad, connect local restaurants to hungry diners in underserved U.S. markets. Together they are the most convenient way to discover, order and receive great food from the best local restaurants and national chains. As of March 31, 2019, Waitr operated in small and medium sized markets in the United States across approximately 700 cities.

Contacts:

Investors
WaitrIR@icrinc.com

or

Media
WaitrPR@icrinc.com